News Release	[Quest Logo Omitted]

For Immediate Release

Company Contact:

Jack Collins, Investor Relations

Phone: (405) 702-7460

Website: www.qelp.net

Quest Energy Partners Acquires Oil Producing Properties in Oklahoma and Redeploys Land Budget

OKLAHOMA CITY – February 14, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) today announced that it purchased certain oil producing properties in Seminole county Oklahoma from a private company for $9.5 million in a transaction that closed in early February. In addition, Quest entered into crude oil swaps for approximately 80% of estimated production from the property’s proved developed producing reserves at WTI-NYMEX prices of approximately $96 in 2008, $90 in 2009, and $87.50 for 2010. The acquisition was financed with borrowings under Quest’s credit facility.

Jerry Cash, Chairman, President, and Chief Executive Officer of the general partner of Quest Energy Partners, said, "We believe the economics of this small acquisition, in an area that our management team has operating experience, are highly attractive even before taking into account identified exploitation opportunities. These long-lived oil producing properties add some balance to our production mix and are an ideal fit for our business model. We expect this acquisition to be immediately accretive to distributable cash flow per unit and, subject to approval from our Board of Directors, believe it should allow us to raise our distribution rate.”

Operational highlights:

- Estimated proved reserves of 712,000 barrels of oil

- 100 percent proved developed producing

- Net production of approximately 140 barrels of oil per day

- Proved reserves to production ratio of approximately 14 years

- 100 percent operated

- Significant probable and possible potential

Cherokee Basin Land Budget

In conjunction with the acquisition, Quest will reduce its 2008 Cherokee Basin land acquisition budget of $18.6 million by approximately 50%. The reduction reflects a strategic decision to invest a greater percentage of capital in projects that provide an immediate benefit to distributable cash flow while still maintaining a large drilling inventory that allows Quest to drive sustainable organic production growth.

Quest ended 2007 with approximately 558,000 net acres in the Cherokee Basin, up from approximately 509,000 net acres at the end of 2006. The revised land budget allows Quest to maintain its extensive backlog of approximately 2,100 locations, or a six and a half year inventory at the planned 2008 drilling level.

“Based on the expected production gains from the 575 new wells connected in 2007 and our 325 well program for 2008, we remain well positioned to generate internal distribution growth,” Jerry Cash said. “In addition, we will continue to opportunistically pursue attractive external opportunities to maintain and grow unit holder distributions.”

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of approximately 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 1,800 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Partnership's anticipated level of new well development and Quest Midstream’s construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.